UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               (AMENDMENT NO. 2)


                           KMART HOLDING CORPORATION
                       ---------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                 ----------------------------------------------
                         (Title of Class of Securities)

                                  498780 10 5
                             ---------------------
                                 (CUSIP Number)
          ------------------------------------------------------------


                                 DANIEL A. NEFF
                         WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                               NEW YORK, NY 10019

          ------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)



                                 AUGUST 25, 2003
          ------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ].

                               Page 1 of 16 Pages

================================================================================

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 2 of 16 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           ESL INVESTMENTS, INC.

           I.R.S. IDENTIFICATION NO:  75-2435723
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        50,794,925*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           50,794,925*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           50,794,925*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           49.8%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           CO
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 3 of 16 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           EDWARD S. LAMPERT

--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        51,995,337*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           51,995,337*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           51,995,337*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           50.9%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           IN
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 4 of 16 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           CRK PARTNERS, LLC

           I.R.S. IDENTIFICATION NO:  75-2435723
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        46,269,346*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           46,269,346*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           46,269,346*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           45.3%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           OO
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 5 of 16 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           CRK PARTNERS, LP

           I.R.S. IDENTIFICATION NO:  74-3026708
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           WC
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        8,436,758*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           8,436,758*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           8,436,758*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           8.3%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 6 of 16 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           CRK PARTNERS II, LP

           I.R.S. IDENTIFICATION NO:  01-0726617
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           WC
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        37,832,588*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           37,832,588*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           37,832,588*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           37.1%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 7 of 16 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           RBS PARTNERS, LP

           I.R.S. IDENTIFICATION NO:  75-2241690
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        4,525,579*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           4,525,579*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,525,579*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.4%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 8 of 16 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           ESL INVESTORS LLC

           I.R.S. IDENTIFICATION NO:  13-4095958
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           WC
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        4,525,579*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           4,525,579*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,525,579*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.4%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           OO
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 9 of 16 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           RBS INVESTMENT MANAGEMENT, LLC

           I.R.S. IDENTIFICATION NO:  06-1512334
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        1,200,412*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           1,200,412*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,200,412*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.2%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           OO
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 10 of 16 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           ESL INSTITUTIONAL PARTNERS LP

           I.R.S. IDENTIFICATION NO:  06-1456821
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           WC
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        1,200,412*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           1,200,412*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,200,412*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.2%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 11 of 16 Pages
----------------------------                        ----------------------------


     This Amendment No. 2 to Schedule 13D originally filed jointly on May 15, 2003, and amended by Amendment No. 1 to Schedule 13D filed on July 2, 2003, by ESL Investments, Inc., Edward S. Lampert, CRK Partners, LLC, CRK Partners, LP, CRK Partners II, LP, RBS Partners, LP, ESL Investors LLC, RBS Investment Management LLC and ESL Institutional Partners, L.P.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     Item 3 is amended by adding the following disclosure at the end of such
Item:

    Due to an error by the distribution agent, in Amendment No. 1 to the
Schedule 13D, filed by the reporting persons on July 2, 2003, the number of shares of Kmart Common Stock received by CRK II from Kmart on June 30, 2003 on account of trade vendor/lease rejection claims held by CRK II in an amount equal to $492,844,756 was overstated by 27,416 shares. As corrected, the number of shares of Kmart Common Stock received by CRK II from Kmart on June 30, 2003 on account of such trade vendor/lease rejection claims held by CRK II is 1,760,981 shares of Kmart Common Stock. Pursuant to the Plan, CRK II may receive further shares of Kmart Common Stock in the future on account of these same trade vendor/lease rejection claims as Kmart continues to reconcile all trade vendor/lease rejection claims held by all persons. The source of CRK II funds consisted of working capital of CRK II.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

     Item 5 is amended by amending and restating such Item as follows:

(a)-(b) The following table sets forth the aggregate number of shares of Kmart Common Stock and the percentage of outstanding shares of Kmart Common Stock beneficially owned by the Reporting Persons as of June 30, 2003, based on 102,152,894 outstanding shares of Kmart Common Stock as of May 30, 2003 (as described in the Company's Quarterly Report on Form 10-Q, filed June 16, 2003, assuming conversion of all Convertible Notes, excluding accrued interest on the Convertible Notes, and Kmart Options held by the Reporting Persons but not including any securities convertible into Kmart Common Stock held by other parties), indicating the number of shares of Kmart Common Stock for which each Reporting Person has sole or shared power to direct the vote or the disposition of such shares. The Reporting Persons as a group beneficially own an aggregate of 51,995,337 shares of Kmart Common Stock.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 12 of 16 Pages
----------------------------                        ----------------------------



REPORTING PERSON      NUMBER OF        PERCENTAGE     SOLE VOTING      SHARED VOTING   SOLE            SHARED
                      SHARES           OF             POWER            POWER           DISPOSITIVE     DISPOSITIVE
                      BENEFICIALLY     OUTSTANDING                                     POWER           POWER
                      OWNED            SHARES

Edward S. Lampert     51,995,337            50.9%     51,995,337       0               51,995,337      0
                      (1)(2)(8)


ESL Investments,      50,794,925            49.8%     50,794,925       0               50,794,925      0
Inc.                  (2)(3)(6)

CRK Partners, LLC     46,269,346            45.3%     46,269,346       0               46,269,346      0
                      (3)(4)(5)

CRK Partners, LP      8,436,758  (4)         8.3%      8,436,758       0                8,436,758      0

CRK Partners II, LP   37,832,588 (5)        37.1%     37,832,588       0               37,832,588      0

RBS Partners, LP      4,525,579              4.4%      4,525,579       0                4,525,579      0
                      (6)(7)

ESL Investors LLC     4,525,579  (7)         4.4%      4,525,579       0                4,525,579      0

RBS Investment        1,200,412              1.2%      1,200,412       0                1,200,412      0
Management, LLC       (8)(9)

ESL Institutional     1,200,412  (9)         1.2%      1,200,412       0                1,200,412      0
Partners LP



(1) Includes 50,794,925 shares of Kmart Common Stock that may be deemed beneficially owned by ESL and 1,200,412 shares of Kmart Common Stock that may be deemed beneficially owned by RBSIM that may be deemed beneficially owned by Mr. Lampert. Mr. Lampert is the sole shareholder, chief executive officer and a director of ESL and the managing member of RBSIM.

(2) Includes 46,269,346 shares of Kmart Common Stock that may be deemed beneficially owned by CRK LLC and 4,525,579 shares of Kmart Common Stock that may be deemed beneficially owned by RBS that may be deemed beneficially owned by ESL. ESL is the managing member of CRK LLC and the general partner of RBS.

(3) Includes 8,436,758 shares of Kmart Common Stock beneficially owned by CRK I and 37,832,588 shares of Kmart Common Stock beneficially owned by CRK II that may be deemed

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 13 of 16 Pages
----------------------------                        ----------------------------


beneficially owned by CRK LLC. CRK LLC is the general partner of CRK I and CRK
II.

(4) Includes 925,971 shares of Kmart Common Stock that CRK I has the right to acquire pursuant to the conversion of Convertible Notes (excluding interest accrued thereon) and 999,337 shares of Kmart Common Stock that CRK I has the right to acquire pursuant to the exercise of Kmart Options.

(5) Includes 4,443,342 shares of Kmart Common Stock that CRK II has the right to acquire pursuant to the conversion of Convertible Notes (excluding interest accrued thereon) and 4,795,391 shares of Kmart Common Stock that CRK II has the right to acquire pursuant to the exercise of Kmart Options.

(6) Includes 4,525,579 shares of Kmart Common Stock beneficially owned by Investors that may be deemed beneficially owned by RBS. RBS is the managing member of Investors.

(7) Includes 498,431 shares of Kmart Common Stock that Investors has the right to acquire pursuant to the conversion of Convertible Notes (excluding interest accrued thereon) and 537,922 shares of Kmart Common Stock that Investors has the right to acquire pursuant to the exercise of Kmart Options.

(8) Includes 1,200,412 shares of Kmart Common Stock beneficially owned by Institutional that may be deemed beneficially owned by RBSIM. RBSIM is the general partner of Institutional.

(9) Includes 132,256 shares of Kmart Common Stock that Institutional has the right to acquire pursuant to the conversion of Convertible Notes (excluding interest accrued thereon) and 142,735 shares of Kmart Common Stock that Institutional has the right to acquire pursuant to the exercise of Kmart Options.

     (c) The disclosure pursuant to Item 3 of this Schedule 13D is incorporated herein by reference.

     (d) Not applicable.

     (e) Not applicable.

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: August 25, 2003


ESL INVESTMENTS, INC.


By: /s/ William C. Crowley
   --------------------------
   Name:  William C. Crowley
   Title:  President


EDWARD S. LAMPERT

/s/ Edward S. Lampert
-----------------------------
Edward S. Lampert


CRK PARTNERS, LLC


By:  ESL Investments, Inc., its managing member


      By:/s/ William C. Crowley
         ---------------------------
         Name:  William C. Crowley
         Title: President


CRK PARTNERS, LP


By:  CRK Partners, LLC, its general partner


     By:  ESL Investments, Inc., its managing member


          By: /s/ William C. Crowley
             ---------------------------
             Name:  William C. Crowley
             Title: President

CRK PARTNERS II, LP


By:  CRK Partners, LLC, its general partner


     By:  ESL Investments, Inc., its managing member


          By: /s/ William C. Crowley
             ---------------------------
             Name:  William C. Crowley
             Title: President


RBS PARTNERS, LP


By:  ESL Investments, Inc., its general partner

     By: /s/ William C. Crowley
        ---------------------------
        Name:  William C. Crowley
        Title:  President


ESL INVESTORS LLC


By:  RBS Partners, LP, its managing member


     By:  ESL Investments, Inc., its general partner


          By: /s/ William C. Crowley
             ----------------------------
             Name:  William C. Crowley
             Title:  President


RBS INVESTMENT MANAGEMENT, LLC


By: /s/ William C. Crowley
   ------------------------------
   Name:  William  C. Crowley
   Title:  Member


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ESL INSTITUTIONAL PARTNERS, L.P.


By:  RBS Investment Management, LLC, its general partner


     By: /s/ William C. Crowley
        ---------------------------
        Name:  William C. Crowley
        Title:  Member